UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2014

NIGHTINGALE, INC.

(Exact name of registrant as specified in its charter)

Utah	87-044988-8
(State of incorporation)	(IRS Employer
Identification No.)

33-23429-D

(Commission File Number)

2232 Eastwood Boulevard, Ogden, Utah 84403

(Address of registrant’s principal executive office)

(801) 479-0742

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instructions A.2. below):

☐                                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Background

Nightingale, Inc., a Utah corporation (the “Company”), has been inactive for most of the past ten years.  The Company intends to bring current its required filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as practical.  It is likely that in the near future, the Company will increase its authorized capital, effect a reverse stock split and change its domicile from the State of Utah to the State of Delaware.

The Company has entered into discussions to acquire a privately-held company in a reverse-merger type of transaction.  The Company has not entered into any definitive agreement relating to any potential transaction nor has it entered into any letter of intent or similar document relating to any potential transaction and there can be no assurance it will do so.

There is no trading market in the Company’s common stock and there can be no assurance there will be a trading market in the future.

In order to position itself to be able to engage in a business acquisition, the Company believes it will be required to convert some or all of its existing debt to equity and raise additional capital, of which there can be no assurance.

The Company is required to file reports with the Securities and Exchange Commission under Section 15(d) of the Exchange Act and is not a reporting company under Section 12(g) of the Exchange Act.

Management Changes

On April 22, 2014, Michael Hendry resigned as a directory of the Company.  Mr. Hendry’s resignation was not the result of any dispute or disagreement with the Company.

On April 23, 2014, the remaining members of the Company’s Board of Directors appointed Mark A. Scharmann as a director of the Company to fill the vacancy created by Mr. Hendry’s resignation.  Mr. Scharmann was also appointed as the vice president of the Company.

The current officers and directors of the Company are as follows:

William Grilz – President/Director

Mark A. Scharmann – Vice President/Director

David Knudson – Secretary/Treasurer/Director

Mark Scharmann has been a shareholder of the Company since its formation in 1987.  Mr. Scharmann and his affiliates currently own 625,000 shares of the 3,000,000 shares of the Company’s common stock issued and outstanding.  Mr. Scharmann and/or his affiliates have made loans to the Company since its formation and is a creditor of the Company.  The Company and Mr. Scharmann anticipate that a portion of such loans will be converted into shares of the Company’s common stock in the near future

Information about Mr. Scharmann is set forth below.

Mr. Scharmann, age 55, has been a private investor and business consultant since 1980. During late 1979 and early 1980, he became involved in the consulting business following his compilation and editing of a publication titled Digest of Stocks Listed on the Intermountain Stock Exchange (Library of Congress Cat. No. 80-82407). In 1981, he compiled and edited an industry directory called the OTC Penny Stock Digest (Library of Congress Cat. No. 80-82471).

Mr. Scharmann has been involved and an officer, director or consultant in several reverse merger transactions, including:

•

Bio Lase Technologies (NASADQ:BLTI), a developer and marketer of advanced medical and dental laser products, including specialized biomaterials for medical and dentistry specialties.

•

Capital Title Group, Inc. (OTC: CTGI) was purchased by LandAmerica (NYSE: LFG) for stock and cash in November 2006.

•

GeoVax Labs, Inc. (OTCBB: GOVX), GeoVax, Inc. a biotechnology company developing human vaccines for diseases caused by HIV-1 and other infectious agents.

•

Bio-Path Holdings, Inc. (OTCBB: BPTH), a company commercializing certain technologies licensed from M.D. Anderson Cancer Center, one of the world’s top-rated cancer centers.

Since 2007, Mr. Scharmann has been a managing principal of Sycamore Ventures, LLC (“Sycamore”), Ogden, UT. Sycamore consults both public and privately held companies relating to management, mergers and acquisitions, debt and equity financing, capital market access, and market support. Mr. Scharmann is an officer of Sears Oil and Gas Corporation, a publicly held acquisition company currently seeking reverse merger acquisitions. He is an officer of Roycemore Corporation, a firm specializing in the development and acquisition of self-storage facilities. He is also an officer of Nevada Land Holding Company, a privately held real estate acquisition company. Mr. Scharmann is a co-founder of www.wffl.com, a youth sports information web site. He graduated from Weber State University, Ogden, UT in 1997 with a Bachelors of Integrated Studies Degree in Business, Psychology and Health Education.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nightingale, Inc.

Date: April 25, 2014	By:	/s/ David Knudson
		Name:	David Knudson
		Title:	Secretary/Treasurer/Director